Exhibit 3.85

ARTICLES OF INCORPORATION
OF
NOVA ENGINEERING, INC.
     The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:
     FIRST. The name of said corporation shall be Nova Engineering, Inc.
     SECOND. The place in Ohio where its principal office is to be located is to be located in the City of Fairfield, County of Butler.
     THIRD. The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Revised Code Sections 1701.01 to 1701.98, inclusive.
     FOURTH. The number of shares which the corporation is authorized to have outstanding is Seven Hundred Fifty (750), all of which shall be common shares without par value.
     FIFTH. The amount of capital with which the corporation shall begin business is Five Hundred Dollars ($500.00).
     SIXTH. The corporation may purchase, hold, sell and transfer shares of its capital stock and any other obligations of the corporation to such extent, in such manner and upon such terms as the Board of Directors from time to time shall determine.
     SEVENTH. This business shall be designated as a small business corporation pursuant to Section 1244 of the Internal Revenue Code as amended from time to time.
     IN WITNESS WHEREOF, I have hereunto subscribed my name this 27th day of December, 1989.

/s/ JOHN B. CORNETET
JOHN B. CORNETET (Incorporator)